Exhibit 99.1 — Press Release

BANCORP OF NEW JERSEY REPORTS 2017 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Net Loans Increased 9.3 % for Full Year 2017

March 14, 2018 — Fort Lee, NJ — Bancorp of New Jersey, Inc. (NYSE American:  BKJ) (the “Company”), holding company for Bank of New Jersey (the “Bank”), today reported financial results for its fourth quarter and full year ended December 31, 2017. Net loss for the fourth quarter of 2017 was $126,000, compared to net income of $998,000 for the fourth quarter of 2016. Net income for the twelve months ended December 31, 2017 was $3.6 million or $0.54 per diluted share, compared to $4.0 million or $0.64 per diluted share, for the twelve months ended December 31, 2016.  Fourth quarter and full year performance were affected by the revaluation of our deferred tax assets as a result of the Tax Cuts and Jobs Act (the “Tax Act”), which resulted in a $1.4 million, or $0.20 per diluted share, charge to income tax expense for the fourth quarter of 2017. Net income for the fourth quarter, adjusted for the impact of the one-time non-cash charge to income tax expense, was $1.27 million, or $0.18 per diluted share, a 26.9% increase from $998,000, or $0.16 per diluted share, in the prior year period.  For the full year, net income, adjusted for the aforementioned tax-related item increased by $966,000 over the prior year, to $4.97 million. The Company expects that future periods will benefit from the new, lower tax rate.

Annual 2017 Highlights

•                  Total assets of the Company increased by 7.90% to $887.4 million at December 31, 2017, from $822.4 million at December 31, 2016.

•                  Total loans were $721.2 million at December 31, 2017, up $60.6 million, or 9.18% from the December 31, 2016 balance of $660.6 million.

•                  Total deposits were $788.3 million at December 31, 2017, up $70.3 million, or 9.79% from the December 31, 2016 balance of $718.0 million.

Nancy E. Graves, Bancorp of New Jersey’s President and Chief Executive Officer, stated, “Our year-over-year financial results reflect the experience and dedication of our leadership team executing a clear strategic plan to grow while leveraging our investments in risk management and system enhancements.  We are pleased with our growth in net loans, which exceeded 9% for the full year, and our growth in earnings, as adjusted for the deferred tax asset revaluation.  Our commitment to a community based strategy has resulted in an increase of $82 million in commercial loans made to our local borrowers and $70 million in deposit growth.  The attractive Northern New Jersey and metro-New York markets and the experience of our management team in terms of cultivating relationships has enabled us to continue to grow our commercial loans and deposits. Looking ahead, the disciplined execution of our strategy positions us well for continued growth and increased shareholder value in 2018 and beyond.”

The following tables show information regarding the growth in our loan and deposit portfolios:

	Period Ended
	December 31, 2017	December 31, 2016
Loan Composition
Commercial Real Estate	$573,941	$492,296
Residential Mortgages	66,497	78,961
Commercial and Industrial	27,237	30,259
Home Equity	53,199	58,399
Consumer	317	656
Total Loans	721,191	660,571
Deferred Loan Fees and Costs, net	(798)	(586)
Allowance for Loan Losses	(8,317)	(8,287)
Net Loans	$712,076	$651,698

Deposit Composition
Noninterest-Bearing Demand Deposits	$133,661	$137,564
Savings and Interest-Bearing Transaction Accounts	307,583	287,682
Time Deposits $250 and under	231,224	156,477
Time Deposits over $250	115,825	136,265
Total Deposits	$788,293	$717,988

Fourth Quarter and Full Year Ended December 31, 2017 Financial Review

Net Income

Net loss for the fourth quarter of 2017 was $126,000 compared to net income of $998,000 for the fourth quarter of 2016. Net income for the twelve months ended December 31, 2017 was $3.6 million or $0.54 per diluted share, compared to $4.0 million or $0.64 per diluted share, for the twelve months ended December 31, 2016.  Fourth quarter and full year performance were affected by the revaluation of our deferred tax assets as a result of the Tax Act, which resulted in a $1.4 million, or $0.20 per diluted share, charge to income tax expense for the fourth quarter of 2017. Excluding the impact of the aforementioned charge to income tax expense, net income per diluted share for the three and twelve months ended December 31, 2017 was $1.27 and $4.97, an increase of 26.9% and 24.1% over the prior year, respectively.  The increase in adjusted net income for the three and twelve month periods ended December 31, 2017 compared to the same periods in 2016 was primarily due to an increase in net interest income due to loan growth and increased cash balances, and to the provision for loan losses recognized by the Company in 2017 compared to 2016.

Net Interest Income

For the three month period ended December 31, 2017, net interest income increased by $523,000 or 8.7% versus the same period last year. Interest income increased by $824,000 for the three months ended December 31, 2017 as compared to the corresponding period last year. This increase in interest income was primarily due to loan growth and increased cash balances.

Total interest expense increased by $301,000 in the fourth quarter of 2017 to $2.0 million compared to $1.7 million in the prior year. The increase in interest expense was due to higher average deposit balances coupled with higher interest rates, as market rates began to increase in our market area.  Interest on borrowed funds decreased by $41,000 due to declining balances of borrowed funds.

For the twelve months ended December 31, 2017, net interest income increased to $25.0 million from $24.4 million in the twelve months ended December 31, 2016.  Total interest income increased by $1.2 million, while interest expense increased by $637,000 for the twelve months ended December 31, 2017 from the twelve months ended December 31, 2016.

Provision for Loan Losses

The Company recognized a $400,000 provision for loan losses over both the three and twelve months ended December 31, 2017 compared to no provision in the three months ended December 31, 2016 and $1.6 million in the twelve months ended December 31, 2016, respectively. The provisions in 2016 were mainly due to a provision recognized in the third quarter of 2016 related to a single credit.  The allowance for loan losses to total loans was 1.15% as of the end of the fourth quarter of 2017.

Non-Interest Expense

Non-interest expense was $4.8 million during the fourth quarter of 2017, up from $4.6 million in the fourth quarter of 2016. During the twelve months ended December 31, 2017, non-interest expense was $17.8 million, $609,000 greater than the same period last year. The increase in non-interest expense primarily reflects an increase in salaries and employee benefits costs associated with health insurance premium increases and a new 401(k) plan with a safe harbor match.  The change in non-interest expense also reflects non-recurring charges of $220,000 in the twelve months ended December 31, 2016.

Financial Condition

At December 31, 2017, the Bank maintained capital ratios that were in excess of regulatory standards for well capitalized institutions. The Company’s and Bank’s Tier 1 capital to average assets ratio was 9.59%, each of their common equity Tier 1 capital and Tier 1 capital to risk weighted assets were 10.84% and their total capital to risk weighted assets ratio was 11.95%.

Total consolidated assets increased by $65.0 million, or 7.90%, from $822.4 million at December 31, 2016 to $887.4 million at December 31, 2017.

Total cash and cash equivalents increased from $77.0 million at December 31, 2016 to $92.6 million at December 31, 2017, an increase of $15.6 million. The change in cash is mainly due to the increase in deposit account balances, pending redeployment into interest earning assets.

Loans receivable, or “total loans,” increased from $660.6 million at December 31, 2016 to $721.2 million at December 31, 2017, an increase of approximately $60.6 million, or 9.18%.

Total deposits grew by $70.3 million to $788.3 million at December 31, 2017, from $718.0 million at December 31, 2016, attributable to successful deposit promotion campaigns.

Loan Quality

At December 31, 2017 the Bank had non-accrual loans of $18.4 million. Included in this total are $10.8 million in Troubled Debt Restructured Loans (“TDRs”). At year-end 2016, non-accrual loans totaled $18.8 million. Accruing loans delinquent greater than 30 days were $6.3 million as of December 31, 2017, compared to $4.3 million at December 31, 2016.

About the Company

Founded in 2006, Bancorp of New Jersey is the holding company for Bank of New Jersey, which provides traditional commercial and consumer banking products and services. The Bank’s corporate office is in Englewood Cliffs and currently has 9 branch offices located in Fort Lee, Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and Woodcliff Lake. For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-720-3201. If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net.

Forward-Looking Statements This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements are included in our Annual Report on Form 10-K under Item 1a — Risk Factors and in the description of our business under Item 1. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Non-GAAP Financial Measures This press release may contain references to measures which are not defined in generally accepted accounting principles (“GAAP”). Information concerning these non-GAAP financial measures can be found in the opening paragraphs of the release.

On December 22, 2017, the Tax Act was signed into law. The fourth quarter of 2017 and full year 2017 results reflect the estimated impact of the enactment of the Tax Act, which resulted in a $1.4 million decrease in net income. Net income and earnings per share excluding these related expenses are non-GAAP financial measures. Management believes these measures are meaningful because it reflects adjustments commonly made by management, investors, regulators, and analysts to evaluate the adequacy of earnings per common share and provides a greater understanding of ongoing operations and enhances comparability of results with prior periods.

Investor Relations:
The Equity Group Inc.
Fred Buonocore, CFA 212-836-9607
Kevin Towle 212-836-9620

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share data)

	For the Three Months Ended December 31,
	2017	2016
INTEREST INCOME
Loans, including fees	$8,024	$7,402
Securities	239	169
Federal funds sold and other	239	107
TOTAL INTEREST INCOME	8,502	7,678

INTEREST EXPENSE
Savings and money markets	436	414
Time deposits	1,487	1,166
Borrowed funds	56	97
TOTAL INTEREST EXPENSE	1,979	1,677

NET INTEREST INCOME	6,523	6,001
Provision for loan losses	400	—
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,123	6,001
NON-INTEREST INCOME
Fees and service charges on deposit accounts	107	100
TOTAL NON-INTEREST INCOME	107	100

NON-INTEREST EXPENSE
Salaries and employee benefits	2,186	2,070
Occupancy and equipment expense	806	759
FDIC premiums and related expenses	134	51
Legal fees	113	38
Other real estate owned expenses	51	14
Professional fees	266	721
Data processing	500	317
Other expenses	738	600
TOTAL NON-INTEREST EXPENSE	4,794	4,570
Income before provision for income taxes	1,436	1,531
Income tax expense	1,562	533
Net income	$(126)	$998

PER SHARE OF COMMON STOCK
Basic	$(0.01)	$0.16
Diluted	$(0.02)	$0.16

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share data)

	For the Twelve Months Ended December 31,
	2017	2016
INTEREST INCOME
Loans, including fees	$30,707	$30,242
Securities	862	751
Federal funds sold and other	1,072	417
TOTAL INTEREST INCOME	32,641	31,410

INTEREST EXPENSE
Savings and money markets	1,756	1,523
Time deposits	5,577	5,026
Borrowed funds	278	425
TOTAL INTEREST EXPENSE	7,611	6,974

NET INTEREST INCOME	25,030	24,436
Provision for loan losses	400	1,570
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	24,630	22,866
NON-INTEREST INCOME
Fees and service charges on deposit accounts	448	491
TOTAL NON-INTEREST INCOME	448	491

NON-INTEREST EXPENSE
Salaries and employee benefits	9,012	8,338
Occupancy and equipment expense	2,966	2,755
FDIC premiums and related expenses	729	868
Legal fees	398	260
Other real estate owned expenses	70	95
Professional fees	1,248	1,543
Data processing	1,433	1,201
Other operating expenses	1,975	2,162
TOTAL NON-INTEREST EXPENSE	17,831	17,222
Income before income taxes	7,247	6,135
Income tax expense	3,673	2,134
Net income	$3,574	$4,001

Earnings per share:
Basic	$0.55	$0. 64
Diluted	$0.54	$0. 64

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except for per share data)

	December 31, 2017	December 31, 2016
Assets
Cash and due from banks	$1,627	$2,628
Interest bearing deposits	90,540	73,896
Federal funds sold	452	452
Total cash and cash equivalents	92,619	76,976
Interest bearing time deposits	1,000	1,000
Securities available for sale	53,234	61,589
Securities held to maturity (fair value $6,058 and $7,343 at December 31, 2017 and December 31, 2016, respectively)	6,058	7,343
Restricted investment in bank stock, at cost	1,380	1,983
Loans receivable	721,191	660,571
Deferred loan fees and costs, net	(798)	(586)
Allowance for loan losses	(8,317)	(8,287)
Net loans	712,076	651,698
Premises and equipment, net	13,725	13,497
Accrued interest receivable	2,695	2,366
Other real estate owned	415	614
Other assets	4,205	5,374
Total assets	$887,407	$822,440
Liabilities and Stockholders’ Equity
LIABILITIES:
Deposits:
Noninterest-bearing demand deposits	$133,661	$137,564
Savings and interest bearing transaction accounts	307,583	287,682
Time deposits $250 and under	231,224	156,477
Time deposits over $250	115,825	136,265
Total deposits	788,293	717,988
Borrowed funds	13,385	25,008
Accrued expenses and other liabilities	2,420	2,300
Total liabilities	804,098	745,296
Stockholders’ equity:
Common stock, no par value, authorized 20,000,000 shares; issued and outstanding 6,932,690 at December 31, 2017 and 6,316,291 at December 31, 2016	70,182	61,524
Retained earnings	13,482	15,813
Accumulated other comprehensive loss	(355)	(193)
Total stockholders’ equity	83,309	77,144
Total liabilities and stockholders’ equity	$887,407	$822,440